Exhibit 99.1

Contact: Charity Frantz
October 19, 2023	570-724-0225
charityf@cnbankpa.com

C&N DECLARES DIVIDEND AND ANNOUNCES THIRD QUARTER 2023 UNAUDITED FINANCIAL RESULTS

For Immediate Release:

Wellsboro, PA – Citizens & Northern Corporation (“C&N”) (NASDAQ: CZNC) announced its most recent dividend declaration and its unaudited, consolidated financial results for the three-month and nine-month periods ended September 30, 2023. C&N’s principal activity is community banking, and the largest subsidiary is Citizens & Northern Bank (the “Bank”).

Highlights:

●	Third quarter 2023 net income was $7,591,000, or $0.50 diluted earnings per share, up from $0.39 per diluted share in the second quarter 2023 and $0.29 per diluted share in the third quarter 2022. Net income for the nine months ended September 30, 2023 was $19,887,000 or $1.29 diluted earnings per share, up from $18,839,000 or $1.21 per diluted share for the first nine months of 2022.
●	The net interest margin was 3.35% in the third quarter 2023 as compared to 3.53% in the second quarter 2023 and 3.69% in the third quarter 2022. The net interest margin was 3.53% for the first nine months of 2023, down from 3.72% in the corresponding period of 2022.
●	The credit for credit losses (reduction in expense) was $1,225,000 in the third quarter 2023 and $765,000 for the nine months ended September 30, 2023. The credit for credit losses in the three-month and nine-month periods ended September 30, 2023 included the impact of reductions in the allowance for credit losses (ACL) related to changes in qualitative factors and a reduction in C&N’s average net charge-off experience, and in the third quarter 2023 included the impact of a reduction in estimated future net charge-offs related to the economic forecast component of the ACL.
●	Total loans receivable increased $16.2 million, or 3.6% (annualized) at September 30, 2023 from June 30, 2023. Average loans receivable increased 6.5% (annualized) during the third quarter 2023 from the second quarter 2023. Average loans receivable were higher by 10.8% for the nine months ended September 30, 2023 as compared to the first nine months of 2022.
●	Nonperforming loans totaled 0.92% of total loans at September 30, 2023, up from 0.77% at June 30, 2023 and down from 1.46% at December 31, 2022. Total nonperforming assets was 0.70% of total assets at September 30, 2023, up from 0.58% at June 30, 2023 and down from 1.04% at December 31, 2022.
●	Total deposits increased $14.9 million at September 30, 2023 from June 30, 2023, despite a decrease in brokered deposits of $8.1 million. Total deposits, excluding brokered deposits, were higher by 4.7% (annualized) from June 30, 2023. Average total deposits increased 8.6% (annualized) during the third quarter 2023 from the second quarter 2023. Average total deposits were 0.4% lower for the nine months ended September 30, 2023 as compared to the first nine months of 2022.
●	At September 30, 2023, estimated uninsured and uncollateralized deposits totaled 20.3% of the Bank’s total deposits. C&N maintains highly liquid sources of available funds, including unused borrowing capacity with the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia and available federal funds lines with other banks, as well as available-for-sale debt securities with a fair value in excess of collateral obligations. At September 30, 2023, available funding from these sources totaled 181.8% of uninsured deposits and 264.8% of uninsured and uncollateralized deposits.

Dividend Declared and Unaudited Financial Information

On October 19, 2023, C&N’s Board of Directors declared a regular quarterly cash dividend of $0.28 per share. The dividend is payable on November 10, 2023 to shareholders of record as of October 30, 2023.

Highlights related to C&N’s third quarter and September 30, 2023 year-to-date unaudited U.S. GAAP earnings results as compared to results for the second quarter 2023, third quarter 2022 and nine months ended September 30, 2022 are presented below.

Third Quarter 2023 as Compared to Second Quarter 2023

Net income was $7,591,000, or $0.50 per diluted share, for the third quarter 2023 as compared to $6,043,000, or $0.39 per diluted share, in the second quarter 2023.

◾	Net interest income of $19,663,000 in the third quarter 2023 was down $699,000 from the second quarter 2023 reflecting an increase in interest expense of $1,806,000 (includes $2,165,000 interest on deposits and decrease of $359,000 in interest on borrowings) and an increase of $1,107,000 in interest and dividend income. The net interest margin was 3.35% in the third quarter 2023, down from 3.53% in the second quarter 2023. The net interest spread decreased 0.25%, as the average rate on interest-bearing liabilities increased 0.35%, while the average yield on earning assets increased 0.10%.

◾	There was a credit for credit losses (reduction in expense) of $1,225,000 in the third quarter 2023 as compared to a provision for credit losses of $812,000 in the second quarter 2023. The credit in the third quarter 2023 included the impact of reductions in the ACL from a reduction in estimated future net charge-offs related to an economic forecast, qualitative adjustments in concentrations of credit based on loan type, lending policies and procedures and changes in external indexes, and a reduction in C&N’s average net charge-off experience. The provision in the second quarter 2023 resulted mainly from an increase in the ACL attributable to commercial loan growth.

◾	Noninterest income of $6,489,000 in the third quarter 2023 decreased $146,000 from the second quarter 2023 amount. Significant variances included the following:

➢	Other noninterest income of $1,084,000 decreased $503,000 from the second quarter 2023, including income of $721,000 recognized in the second quarter from tax credits related to donations with no corresponding amount recognized in the third quarter 2023. Included in the third quarter of 2023 were dividends on FHLB-Pittsburgh stock totaling $323,000, an increase of $32,000 from the second quarter 2023 and dividends on Federal Reserve Bank stock of $63,000 with no corresponding amount in the second quarter 2023.

➢	Trust revenue of $1,919,000 increased $115,000 from the second quarter 2023, reflecting an increase in fees from services provided to estates.

➢	Net gains from sale of loans of $237,000 increased $98,000 from the second quarter 2023, reflecting an increase in the volume of residential mortgage loans sold.

◾	Noninterest expense of $17,940,000 in the third quarter 2023 decreased $782,000 from the second quarter 2023 amount as other noninterest expense of $2,577,000 decreased $782,000 from the second quarter 2023. Within other noninterest expense, donations in the second quarter totaling $800,000 made under the Pennsylvania Educational Improvement Tax Credit program generated the income from tax credits of $721,000 noted above.

◾	The income tax provision of $1,846,000, or 19.6% of pre-tax income for the third quarter 2023 increased $427,000 from $1,419,000, or 19.0% of pre-tax income for the second quarter 2023.

Third Quarter 2023 as Compared to Third Quarter 2022

Third quarter 2023 net income was $7,591,000, or $0.50 per diluted share, as compared to $4,455,000, or $0.29 per diluted share, in the third quarter 2022. Significant variances were as follows:

◾	Net interest income of $19,663,000 in the third quarter 2023 was $1,216,000 lower than the third quarter 2022 reflecting an increase in interest expense of $6,624,000 (includes $5,292,000 interest on deposits and $1,332,000 interest on borrowings) and an increase of $5,408,000 in interest and dividend income. The interest rate spread decreased 0.73%, as the average rate on interest-bearing liabilities increased 1.49%, while the average yield on earning assets increased 0.76%. The net interest margin was 3.35% in the third quarter 2023, down from 3.69% in the third quarter 2022.

◾	The credit for credit losses was $1,225,000 in the third quarter 2023, as described in more detail above, compared to a provision for credit losses of $3,794,000 in the third quarter 2022. The third quarter 2022 provision included the impact of recognizing a partial charge-off of $2,160,000 on a commercial real estate secured participation loan.

◾	Noninterest income of $6,489,000 in the third quarter 2023 increased $838,000 from the third quarter 2022 amount. Significant variances included the following:

➢	Other noninterest income of $1,084,000 increased $462,000 from the third quarter 2022, including dividends on FHLB-Pittsburgh stock totaling $323,000, an increase of $163,000 from the third quarter 2022 and dividends on Federal Reserve Bank stock of $63,000 with no comparable amount in 2022. Additionally, in the third quarter 2023, C&N recognized income of $64,000, with no comparable amount in 2022, from a conversion assistance payment received related to a change in wealth management platform for providing brokerage and investment advisory services.

➢	Service charges on deposit accounts of $1,443,000 increased $338,000 from the third quarter 2022. In the third quarter 2022, income was reduced by $290,000 related to refunds of consumer overdraft fees as the result of updated regulatory guidance on certain overdraft fees with no comparable amount in 2023.

➢	Trust revenue of $1,919,000 increased $175,000, consistent with recent appreciation in the trading prices of many U.S. equity securities and includes an increase in fees from services provided to estates.

➢	Net gains from sale of loans of $237,000 increased $106,000 from the third quarter 2022, reflecting an increase in the volume of residential mortgage loans sold.

➢	Brokerage and insurance revenue of $394,000 decreased $302,000 from the third quarter 2022, due to a reduction in sales volume.

◾	Noninterest expense of $17,940,000 in the third quarter 2023 increased $497,000 from the third quarter 2022 amount. Significant variances included the following:

➢	Other noninterest expense of $2,577,000 increased $582,000 from the third quarter 2022. Within this category, significant variances included the following:
◾	Other operational losses included $127,000 of expenses related to check fraud in the third quarter 2023 with no comparable amount in the third quarter 2022.
◾	FDIC insurance expense increased $124,000 from the third quarter of 2022, reflecting the impact of an increase in base deposit insurance assessment rate applicable to all FDIC-insured banks.
◾	In the third quarter 2023, there was no adjustment to the allowance for disallowed SBA claims compared to a decrease of $77,000 in the allowance for disallowed SBA claims in third quarter of 2022, resulting in a net increase in expense of $77,000.

◾	Legal fees totaled $187,000 in the third quarter 2023, an increase of $66,000 over the third quarter 2022 total, mainly due to fees incurred related to non-litigation-related corporate matters.
◾	Net recoveries of previously incurred collection expenses were $70,000 in the third quarter 2023 as compared to net collection expense of $16,000 in the third quarter 2022, a net decrease in expense of $86,000.
➢	Automated teller machine and interchange expense of $504,000 increased $107,000 from the third quarter 2022, mainly due to a higher volume of interchange transactions processed.

➢	Data processing and telecommunications expense of $1,823,000 increased $104,000 from the third quarter 2022, including the impact of increases in software licensing and maintenance costs as well as costs related to enhancements of data management capabilities.

➢	Pennsylvania shares tax expense of $403,000 is lower by $84,000 from the third quarter 2022, consistent with a reduction in C&N Bank’s equity that provides the base for determining the annual tax.

➢	Net occupancy and equipment expense of $1,268,000 decreased $230,000 from the third quarter 2022 total, as 2022 included accelerated depreciation expense of $205,000 related to planned closures of two branches in November 2022.

◾	The income tax provision of $1,846,000, or 19.6% of pre-tax income for the third quarter 2023 increased $988,000 from $858,000, or 16.1% of pre-tax income for the third quarter 2022. The higher provision in 2023 reflects the increase in pre-tax income of $4,124,000. The higher effective tax rate in the third quarter 2023 as compared to the third quarter 2022 reflects the impact of an increase in nondeductible interest expense associated with funding for tax-exempt securities and loans.

Nine Months Ended September 30, 2023 as Compared to Nine Months Ended September 30, 2022

Net income for the nine-month period ended September 30, 2023 was $19,887,000, or $1.29 per diluted share, as compared to $18,839,000, or $1.21 per diluted share, for the first nine months of 2022. Significant variances were as follows:

◾	Net interest income totaled $60,806,000 in the nine months ended September 30, 2023, $30,000 lower than 2022, reflecting an increase in interest expense of $16,506,000 (includes $11,581,0000 interest on deposits and $4,925,000 interest on borrowings) and an increase of $16,476,000 in interest and dividend income (includes $16,022,000 in interest and fees on loans). The interest rate spread decreased 0.56%, as the average rate on interest-bearing liabilities was higher by 1.29% while the average yield on earning assets increased 0.73%. The net interest margin was 3.53% for the first nine months of 2023, down from 3.72% in the corresponding period of 2022.

◾	Effective January 1, 2023, C&N adopted Accounting Standards Update (ASU) 2016-13, Financial Instruments-Credit Losses (Topic 326), as modified by subsequent ASUs, that required a change in accounting for credit losses on loans receivable from an incurred loss methodology to an expected credit loss methodology commonly referred to as “CECL.” Effective January 1, 2023, C&N recorded adjustments resulting from adopting CECL which increased the ACL on loans $2,104,000, increased the allowance for credit losses on off-balance sheet exposures $793,000, increased loans receivable $806,000, and decreased retained earnings (stockholders’ equity) $1,652,000. For the nine months ended September 30, 2023, there was a credit for credit losses (reduction in expense) of $765,000 compared to a provision of $4,993,000 for the first nine months of 2022, resulting in a net decrease in expense of $5,758,000. The credit for the first nine months of 2023 included a credit related to loans receivable of $409,000 and a credit related to off-balance sheet exposures of $356,000. The credit related to loans receivable and off-balance sheet exposures was mainly attributable to qualitative adjustments in concentrations of credit based on loan type, lending policies and procedures and changes in external indexes, as well as a reduction in C&N’s average net charge-off experience, used in the calculation of the ACL. The ACL as a percentage of gross loans receivable was 0.99% at September 30, 2023 as compared to 1.08% at January 1, 2023 upon the initial adoption of CECL.

◾	Noninterest income totaled $18,733,000 in the first nine months of 2023, up $431,000 from the total for the first nine months of 2022. Significant variances included the following:

➢	Other noninterest income of $3,442,000 increased $776,000 as dividends on FHLB-Pittsburgh stock totaled $830,000, an increase of $442,000. Additionally, in the first nine months of 2023, C&N recognized income of $62,000 from dividends on Federal Reserve Bank stock with no comparable amount in 2022 and income of $160,000, with no comparable amount in 2022, from a conversion assistance payment received related to a change in wealth management platform for providing brokerage and investment advisory services.

➢	Service charges on deposit accounts of $4,121,000 increased $459,000 as the volume of consumer and business overdraft activity increased and included in first nine months of 2022 was a reduction in income of $290,000 related to refunds of consumer overdraft fees as the result of updated regulatory guidance on certain overdraft fees.

➢	Trust revenue of $5,500,000 increased $255,000 reflecting an increase consistent with recent appreciation in the trading prices of many U.S. equity securities and an increase in fees from services provided to estates.

➢	Brokerage and insurance revenue of $1,189,000 decreased $595,000 due to a reduction in sales volume.

➢	Loan servicing fees, net, of $466,000 decreased $291,000, as the fair value of servicing rights decreased $136,000 in the first nine months of 2023 as compared to an increase of $128,000 in the first nine months of 2022.

➢	Net gains from sale of loans of $450,000 decreased $283,000, reflecting a reduction in volume of residential mortgage loans sold.

◾	Noninterest expense totaled $55,749,000 for the first nine months of 2023, an increase of $4,381,000 from the total for the first nine months of 2022. Significant variances included the following:

➢	Other noninterest expense of $8,443,000 increased $2,133,000. Within this category, significant variances included the following:
◾	Other operational losses included $168,000 of expense related to check fraud losses in 2023 with no corresponding amount in 2022 as well as a net increase in expense of $263,000 to $32,000 in other losses in the first month nine months of 2023 from a net reduction in expense of $231,000 in the first nine months of 2022. Most of the reduction in other losses in 2022 was from recoveries or reversals of previously recorded charges related to Trust Department tax compliance matters.
◾	FDIC insurance expense increased $366,000, reflecting the impact of the increase in base deposit insurance assessment rate previously described.
◾	Legal fees totaled $700,000 in the first nine months of 2023, an increase of $359,000, mainly due to fees incurred related to non-litigation-related corporate matters.

◾In the nine-month period ended September 30, 2023, the allowance for disallowed SBA claims decreased $35,000, resulting in a reduction in expense of the same amount, reflecting better than previously estimated claims experience The comparable amount in the first nine months of 2022 was $367,000. At September 30, 2023, the allowance for disallowed SBA claims, which was included in other liabilities, was $55,000.

➢	Salaries and employee benefits expense of $33,082,000 increased $1,384,000, including an increase in base salaries expense of $1,363,000, or 6.5%.

➢	Data processing and telecommunications expense of $5,659,000 increased $597,000, including the impact of increases in software licensing and maintenance costs as well as costs related to enhancements of data management capabilities.

➢	Professional fees of $1,988,000 increased $498,000, including $389,000 of conversion costs related to a change in wealth management platform for providing brokerage and investment advisory services.

➢	Pennsylvania shares tax expense of $1,210,000 for the first nine months of 2023 is lower by $253,000, consistent with a reduction in C&N Bank’s equity that provides the base for determining the annual tax.

◾	The income tax provision of $4,674,000, or 19.0% of pre-tax income for the nine months ended September 30, 2023 increased $715,000 from $3,959,000, or 17.4% of pre-tax income for the nine months ended September 30, 2022. The higher provision in 2023 reflects the increase in pre-tax income of $1,763,000. The higher effective rate in 2023 includes: (1) the impact of the permanent difference related to stock-based compensation resulting in an increase in taxable income in 2023 as compared to a deduction in 2022 due to the reduction in CZNC stock price; and (2) an increase in nondeductible interest expense.

Other Information:

Changes in other unaudited financial information are as follows:

◾	Total assets amounted to $2,483,949,000 at September 30, 2023, up from $2,470,780,000 at June 30, 2023 and $2,400,180,000 at September 30, 2022.

◾	The amortized cost of available-for-sale debt securities decreased to $505,440,000 at September 30, 2023 from $507,132,000 at June 30, 2023 and $559,837,000 at September 30, 2022. The fair value of available-for-sale debt securities at September 30, 2023 was lower than amortized cost basis by $76,302,000, or 15.1%. In comparison, the aggregate unrealized loss position was $61,437,000 (12.1%) at June 30, 2023 and $71,857,000 (12.8%) at September 30, 2022. The unrealized decrease in fair value of the portfolio has resulted from an increase in interest rates. Management reviewed the available-for-sale debt securities as of September 30, 2023 and concluded there were no credit-related declines in fair value and that the unrealized losses on all of the securities in an unrealized loss position are considered temporary.

◾	Gross loans receivable totaled $1,830,670,000 at September 30, 2023, an increase of $16,160,000 (0.9%) from total loans at June 30, 2023 and an increase of $140,424,000 (8.3%) from total loans at September 30, 2022. In comparing outstanding balances at September 30, 2023 and 2022, total commercial loans were up $101.6 million (8.0%), reflecting growth in non-owner occupied commercial real estate loans of $88,566,000 and owner occupied commercial real estate loans of $19,031,000 and a decrease of $5,992,000 in other commercial loans. Total residential mortgage loans were up $35,060,000 (9.4%) and total consumer loans increased $3,759,000 (7.1%). The outstanding balance of residential mortgage loans originated and serviced by C&N that have been sold to third parties was $318.5 million at September 30, 2023, down $13.0 million (3.9%) from September 30, 2022.

◾	At September 30, 2023, the recorded investment in non-owner occupied commercial real estate loans for which the primary purpose is utilization of office space by third parties was $94,729,000, or 5.2% of gross loans receivable. At September 30, 2023, within this segment there were two loans with a total recorded investment of $3,963,000 in nonaccrual status with specific allowances totaling $540,000. The remainder of the non-owner occupied commercial real estate loans with a primary purpose of office space utilization were in accrual status with no specific allowance at September 30, 2023.

◾	Total nonperforming assets as a percentage of total assets was 0.70% at September 30, 2023, up from 0.58% at June 30, 2023 and down from 0.87% at September 30, 2022. Total nonperforming assets were $17.4 million at September 30, 2023, up from $14.5 million at June 30, 2023 and down from $20.9 million at September 30, 2022. At September 30, 2023, total loans receivable individually evaluated with an allowance were $7,861,000, with specific allowances (included in the total ACL on loans receivable) totaling $820,000. In comparison, at June 30, 2023 loans individually evaluated with an allowance totaled $5,785,000 with specific allowances totaling $720,000, and at September 30, 2022 loans individually evaluated with an allowance totaled $3,396,000 with specific allowances totaling $427,000.

◾	Deposits totaled $2,024,997,000 at September 30, 2023, up $14,879,000 (0.7%) from $2,010,118,000 at June 30, 2023, despite a decrease of $8,141,000 in brokered deposits to $62,512,000 at September 30, 2023 from $70,653,000 at June 30, 2023. Total deposits, excluding brokered deposits, were up $23,020,000 (1.2%) at September 30, 2023 from June 30, 2023. Total deposits were down $14,598,000 (0.7%) at September 30, 2023 as compared to September 30, 2022, including an increase in brokered deposits of $30,137,000. At September 30, 2023, C&N’s estimated uninsured deposits totaled $603.0 million, or 29.5% of the Bank’s total deposits, down slightly from $605.8 million, or 29.9% of the Bank’s total deposits at June 30, 2023. Included in uninsured deposits are deposits collateralized by securities (almost exclusively municipal deposits) totaling $188.9 million, or 9.3% of the Bank’s total deposits at September 30, 2023.

◾	C&N maintained highly liquid sources of available funds totaling $1.1 billion at September 30, 2023, including unused borrowing capacity with the Federal Home Loan Bank of Pittsburgh of $752.8 million, unused availability on the Federal Reserve Bank of Philadelphia’s discount window of $20.8 million, available federal funds lines with other banks of $95 million and available-for-sale debt securities with a fair value in excess of collateral obligations of $227.7 million. At September 30, 2023, available funding from these sources totaled 181.8% of uninsured deposits, and 264.8% of uninsured and uncollateralized deposits.

◾	The outstanding balance of borrowed funds, including Federal Home Loan Bank advances, repurchase agreements, senior notes and subordinated debt, totaled $188,032,000 at September 30, 2023, up from $186,153,000 at June 30, 2023 and $97,249,000 at September 30, 2022. Federal Home Loan Bank borrowings maturing overnight or within 3 months totaled $23,790,000 at September 30, 2023, down from $30,500,000 at June 30, 2023 and up from $4,013,000 at September 30, 2022.

◾	Total stockholders’ equity was $240,205,000 at September 30, 2023, down from $248,117,000 at June 30, 2023 and up from $238,789,000 at September 30, 2022. Within stockholders’ equity, the portion of accumulated other comprehensive loss related to available-for-sale debt securities was $60,278,000 at September 30, 2023, $48,536,000 at June 30, 2023 and $56,766,000 at September 30, 2022. The volatility in stockholders’ equity related to accumulated other comprehensive loss from available-for-sale debt securities has been caused by significant fluctuations in interest rates including overall significant increases in rates as compared to market rates when most of C&N’s securities were purchased. Accumulated other comprehensive loss is excluded from C&N’s regulatory capital ratios.

◾	On July 11, 2023, C&N announced that it had completed the treasury stock repurchase program that began in February 2021. Cumulatively, C&N repurchased 1,000,000 shares of common stock for a total cost of $23,086,000, at an average price of $23.09 per share. For the three months ended September 30, 2023, 10,683 shares were repurchased for a total cost of $203,000, at an average price of $19.01 per share. For the nine months ended September 30, 2023, 325,300 shares were repurchased for a total cost of $6,500,000, at an average price of $19.98 per share. On September 25, 2023, the Corporation announced a new treasury stock repurchase program. Under the newly approved program, C&N is authorized to repurchase up to 750,000 shares of C&N’s common stock, or slightly less than 5% of C&N’s issued and outstanding shares at August 4, 2023. The new program was effective when publicly announced and will continue thereafter until suspended or terminated by the Board of Directors, in its sole discretion. All shares of common stock repurchased pursuant to the new program shall be held as treasury shares and be available for use and reissuance for purposes as and when determined by the Board of Directors including, without limitation, pursuant to the Corporation’s Dividend Reinvestment and Stock Purchase Plans and its equity compensation program.

◾	Citizens & Northern Bank is subject to various regulatory capital requirements. At September 30, 2023, Citizens & Northern Bank maintains regulatory capital ratios that exceed all capital adequacy requirements. Management expects the Bank to remain well-capitalized for the foreseeable future.

◾	Trust assets under management by C&N’s Wealth Management Group amounted to $1,128,600,000 at September 30, 2023, down 2.3% from $1,154,728,000 at June 30, 2023 and up 12.4% from $1,003,785,000 at September 30, 2022. Fluctuations in values of assets under management reflect the impact of market volatility.

◾	Under U.S. GAAP, interest income on tax-exempt securities and loans are reported at their nominal amounts, with the tax benefit accounted for as a reduction in the income tax provision. C&N presents certain analyses and ratios with net interest income determined on a fully taxable-equivalent basis, which are non-GAAP financial measures as presented. C&N believes presentation of net interest income on a fully taxable-equivalent basis provides investors with meaningful information for purposes of comparing the returns on tax-exempt securities and loans with returns on taxable securities and loans. The excess of net interest income on a fully taxable-equivalent basis over the amounts reported under U.S. GAAP was $212,000, $239,000 and $309,000 for the third quarter 2023, second quarter 2023 and third quarter 2022, respectively. The excess of net interest income on a fully taxable-equivalent basis over the amounts reported under U.S. GAAP was $720,000 for the nine months ended September 30, 2023 and $923,000 for the nine months ended September 30, 2022.

Citizens & Northern Corporation is the bank holding company for Citizens & Northern Bank, headquartered in Wellsboro, Pennsylvania which operates 29 banking offices located in Bradford, Bucks, Cameron, Chester, Lycoming, McKean, Potter, Sullivan, Tioga, York and Lancaster Counties in Pennsylvania and Steuben County in New York, as well as a loan production office in Elmira, New York. Citizens & Northern Corporation trades on NASDAQ under the symbol “CZNC.” For more information about Citizens & Northern Bank and Citizens & Northern Corporation, visit www.cnbankpa.com.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; recent adverse developments in the banking industry highlighted by high-profile bank failures and the potential impact of such developments on customer confidence, sources of liquidity and capital funding, and regulatory responses to these developments (including potential increases in the cost of deposit insurance assessments); C&N’s credit standards and its on-going credit assessment processes might not protect it from significant credit losses; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in C&N’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; information security breach or other technology difficulties or failures; changes in accounting principles, or the application of generally accepted accounting principles; failure to achieve merger-related synergies and difficulties in integrating the business and operations of acquired institutions; and the effect of the novel coronavirus (COVID-19) and related events. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.